EXHIBIT 99.1

P R E S S R E L E A S E

RELEASE DATE:	CONTACT:

October 18, 2011	CHARLES P. EVANOSKI
GROUP SENIOR VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(724) 758-5584

FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION ANNOUNCES
INCREASED THIRD QUARTER EARNINGS

Ellwood City, Pennsylvania, October 18, 2011 – – ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced earnings for the quarter ended September 30, 2011 of $0.27 per diluted share on net income of $4.0 million as compared to earnings of $0.24 per diluted share on net income of $3.5 million for the quarter ended September 30, 2010, a 12.5% increase in net income per diluted share. The Company’s annualized return on average assets and average equity were 0.80% and 8.59%, respectively, for the quarter ended September 30, 2011, compared to 0.71% and 7.89%, respectively, for the quarter ended September 30, 2010.

For the nine month period ended September 30, 2011, the Company realized earnings of $0.82 per diluted share on net income of $11.9 million compared to earnings of $0.75 per diluted share on net income of $10.8 million for the same period in the prior year, a 9.3% increase in net income per diluted share.  The Company’s annualized return on average assets and average equity were 0.82% and 8.99%, respectively, for the nine month period ended September 30, 2011, compared to 0.74% and 8.39%, respectively, for the nine months ended September 30, 2010.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “The Board of Directors, senior management and I are pleased with the earnings for the nine months ended September 30, 2011. Our net income improved 10.1% over the nine month period ended September 30, 2010 and our net interest margin has also improved slightly since December 31, 2010. We have continued to manage our interest rate margin primarily through internal deposit growth. We established a program of pursuing personal and business deposit relationships and are pleased to see the positive trends that have continued into 2011. Our deposits have grown $150.0 million since December 2010 which have primarily been used to replace our wholesale borrowings.” Ms. Zuschlag continued by stating, “Management will continue to strive to pursue growth opportunities that provide a sound investment return to our shareholders such as our expansion plans with the construction of our 25th office in Cranberry Township, Butler County, which is scheduled to open in the fourth quarter of 2011.” She added, “Our philosophy has been, and continues to be, to manage the net interest margin without compromising asset quality or future earnings potential while continuing to offer quality products to our customers.”

Consolidated net income increased $499,000, or 14.3%, to $4.0 million for the quarter ended September 30, 2011, compared to $3.5 million for the same period in the prior year.  This increase was primarily the result of increases in net interest income and noninterest income of $130,000 and $62,000, respectively, as well as decreases in the provision for loan losses and noninterest expense of $250,000 and $486,000, respectively.  These increases were offset by increases in provision for income taxes and net income attributable to the noncontrolling interest of $315,000 and $114,000, respectively.  The increase in net interest income for the quarter ended September 30, 2011 was primarily the result of a decrease in interest expense of $1.4 million, partially offset by a decrease in interest income of $1.3 million.

Consolidated net income for the nine month period ended September 30, 2011, as compared to the nine month period ended September 30, 2010, increased $1.1 million, or 10.1%, to $11.9 million from $10.8 million.  This increase was primarily the result of increases in net interest income and non-interest income of $567,000 and $1.5 million, respectively, as well as a decrease in the provision for loan losses of $304,000. These increases were partially offset by increases in non-interest expense, provision for income taxes and net income attributable to the noncontrolling interest of $332,000, $451,000 and $464,000, respectively.  The increase in net interest income for the nine months ended September 30, 2011 was primarily the result of a decrease in interest expense of $5.3 million, partially offset by a decrease in interest income of $4.7 million.

Non-interest income for the quarter ended September 30, 2011 was affected by a write-down of the market value of the Company’s interest rate caps of approximately $1.0 million, compared to $303,000 during the quarter ended September 30, 2010 offset by impairment losses on securities of $83,000 compared to $419,000 during the quarter ended September 30, 2010.

Non-interest income for the nine month period ended September 30, 2011 was affected by a write-down of the market value of the Company’s interest rate caps of approximately $1.9 million, compared to $1.0 million for the nine months ended September 30, 2010 offset by impairment losses on securities of $83,000 compared to $1.0 million during the nine months ended September 30, 2010.

The Company’s total assets increased by $92.7 million, or 4.8%, during the period to $2.01 billion at September 30, 2011 from $1.91 billion at December 31, 2010. This increase resulted primarily from increases to cash and cash equivalents, securities available for sale, loans receivable, premises and equipment, real estate acquired for foreclosure and bank owned life insurance of $54.7 million, or 153.1%, $44.4 million, or 4.1%, $3.3 million, or 0.5%, $1.0 million, or 7.5%, $2.1 million, or 195.4%,  and $524,000, or 1.7%.  These increases were partially offset by decreases in loans held for sale, accrued interest receivable, FHLB stock, real estate held for investment, intangible assets, securities receivable, prepaid expenses and other assets of  $80,000, or 100.0%, $902,000, or 9.4%, $3.7 million or 14.3%, $4.1 million, or 18.3%, $263,000, or 29.4%, $506,000, or 23.3% and $3.9 million, or 32.7%.  Total non-performing assets increased to $15.2 million at September 30, 2011 compared to $14.4 million at December 31, 2010 and non-performing assets to total assets were 0.76% at September 30, 2011 compared to 0.75% at December 31, 2010. The increase in non-performing assets of approximately $753,000 was primarily the result of increases in real estate owned and troubled debt restructuring of $2.1 million and $171,000, respectively, partially offset by a decrease in the nonperforming loans and repossessed vehicles of $1.4 million and $166,000, respectively. The Company’s total liabilities increased $77.1 million, or 4.4%, to $1.82 billion at September 30, 2011 from $1.75 billion at December 31, 2010. This increase resulted primarily from increases to deposits and accrued expenses and other liabilities of $150.0 million, or 14.8%, and $7.3 million, or 58.3%, respectively. These increases were partially offset by decreases in borrowed funds, advance payments by borrowers for taxes and insurance and accounts payable for land development of $78.4 million, or 11.0%, $1.1 million, or 46.7%, and $615,000, or 18.0%, respectively. Total stockholders’ equity increased $15.6 million, or 9.3%, to $183.0 million at September 30, 2011, from $167.4 million at December 31, 2010. The increase to stockholders’ equity was primarily the result of increases in retained earnings and accumulated other comprehensive income of $8.3 million and $7.6 million, respectively. Average stockholders’ equity to average assets was 9.06%, and book value per share was $12.36 at September 30, 2011 compared to 8.87% and $11.63, respectively, at December 31, 2010.

The basic net income, diluted net income and book value per share for the quarter and nine months ended September 30, 2010 have been adjusted to reflect the six-for-five stock split declared April 19, 2011 and paid May 16, 2011.

ESB Financial Corporation is the parent holding company of ESB Bank and offers a wide variety of financial products and services through 24 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The Nasdaq Stock Market under the symbol “ESBF”. We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company.  Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.

ESB FINANCIAL CORPORATION AND SUBSIDIARIES
Unaudited Financial Highlights
(Dollar in Thousands, Except Per Share Amounts)

OPERATIONS DATA:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010

Interest income	$19,817	$21,128	$59,971	$64,657
Interest expense	8,723	10,164	26,840	32,093

Net interest income	11,094	10,964	33,131	32,564
Provision for loan losses	300	550	800	1,104
Net interest income after provision for loan losses	10,794	10,414	32,331	31,460
Noninterest income	1,198	1,136	4,365	2,893
Noninterest expense	6,703	7,189	20,908	20,576
Income before provision for income taxes	5,289	4,361	15,788	13,777
Provision for income taxes	1,010	695	3,066	2,615

Net income	4,279	3,666	12,722	11,162
Less: Net income attributable to noncontrolling interest	315	201	813	349

Net income attributable to ESB Financial Corporation	$3,964	$3,465	$11,909	$10,813

Net income per share:
Basic	$0.27	$0.24	$0.82	$0.75
Diluted	$0.27	$0.24	$0.82	$0.75

Net interest margin	2.67%	2.69%	2.68%	2.64%
Annualized return on average assets	0.80%	0.71%	0.82%	0.74%
Annualized return on average equity	8.59%	7.89%	8.99%	8.39%

FINANCIAL CONDITION DATA:
	September 30,	December 31,
	2011	2010

Total assets	$2,006,570	$1,913,867
Cash and cash equivalents	90,360	35,707
Total investment securities	1,122,063	1,077,672
Loans receivable, net	644,261	640,887
Customer deposits	1,162,613	1,012,645
Borrowed funds (includes subordinated debt)	637,012	715,456
Stockholders' equity	182,969	167,353
Book value per share	$12.36	$11.63

Average equity to average assets	9.06%	8.87%
Allowance for loan losses to loans receivable	0.94%	1.00%
Non-performing assets to total assets	0.76%	0.75%
Non-performing loans to total loans	1.82%	2.00%